EXHIBIT 10.3

EXECUTION VERSION
NOTE PURCHASE AGREEMENT
(this “Agreement”)
    FOR VALUE RECEIVED, on October 31, 2023 (the “Maturity Date”), Remark Holdings, Inc., a Delaware corporation having its principal office at 800 S. Commerce Street, Las Vegas, NV 89106 (“Issuer”), and each subsidiary of Issuer listed on the signature pages hereto or that after the date hereof delivers such a signature page (each a “Guarantor”, collectively, the “Guarantors” and, together with Issuer, the “Note Parties” and each a “Note Party”) shall pay to the Note Agent for the ratable account of the Holders in accordance with each Holder’s Applicable Percentage the principal amount outstanding together with accrued and unpaid interest on the unpaid principal balance of the Notes payable at a rate per annum equal to the Stated Interest Rate as defined in Section 1(c) below.
1.Interest; Amortization; Repayment.
(a)Subject to Section 10, Issuer shall pay interest on the unpaid principal amount of the Notes for the period commencing on and including the most recent Interest Payment Date or, if no interest has been paid, from and including the Closing Date, to but excluding the next Interest Payment Date until such Notes are paid in full at the Stated Interest Rate. Accrued interest on the Notes shall be payable in arrears on the last business day of each month commencing on May 31, 2023, upon any prepayment of the Notes and on the Maturity Date.
(b)Issuer shall make scheduled payments of principal on the Notes according to the following schedule:
•$1,221,000.00 on the Interest Payment Date for June 2023;
•$2,734,000.00 on the Interest Payment Date for July 2023;
•$3,282,000.00 on the Interest Payment Date for August 2023;
•$4,845,000.00 on the Interest Payment Date for September 2023; and
•Remaining balance on the Maturity Date.
(for the avoidance of doubt, each scheduled payment of principal shall be accompanied by all accrued and unpaid interest on such amount in accordance with Section 5).
(c)The Notes shall accrue interest at the rate per annum of twenty and a half percent (20.5%), computed on the basis of a 360-day year and the actual number of days elapsed (the “Stated Interest Rate”).
2.Sale and Purchase of Notes; Exchange and Cancellation of Existing Loans. Subject to the terms and conditions of this Agreement, on the Closing Date, the Issuer will issue and sell to each Holder and each Holder will purchase from the Issuer the aggregate principal amount of Notes specified opposite such Holder’s name in Schedule I-A (which aggregate principal amounts include the ratable allocation of an extension fee granted to the Holders in consideration for extending the maturity of the Existing Loans pursuant to the Notes, payable in kind, of $750,000.00) in exchange for the cancellation of the principal balance of Existing Loans (including any accrued and unpaid interest on such Existing Loans) by each Holder hereunder specified opposite such Holder’s name in Schedule I-B (as evidenced by a payment letter in form and substance reasonably agreed by the Issuer and the Required Holders). The Holders’ obligations hereunder are several and not joint obligations and no Holder shall have any liability to any Person for the performance or non-performance of any obligation by any other Holder hereunder.
3.General Provisions Relating to the Notes
(a)Issuance of Notes.
(i)The sale and purchase of the Notes shall occur on March 14, 2023 (the “Closing Date”). On the Closing Date, the Issuer will deliver to the Note Agent an Issuer Order, and the Note Agent will deliver a Confirmation of Registration to each Holder, against delivery by such Holder to the Issuer of a payment letter with respect to such Holder’s Existing Loan in the form and substance reasonably agreed by the Issuer and the Required Holders.
(ii)The form of the Confirmation of Registration shall be as set forth in Annex A hereto. Each Confirmation of Registration executed and delivered by the Note Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are issued after the Closing Date for any other purpose under this Note Purchase Agreement shall be dated the date of their issuance. The Notes shall be denominated in Dollars but without any minimum denomination requirement. Transfers and assignments of Notes shall be made in accordance with this Section 3 and shall be subject to the receipt by the Collateral Agent and the Note Agent of such documents as each shall reasonably require; provided that nothing in this sentence shall imply or impose a duty on the part of the Collateral Agent or the Note Agent to require any such documents.
(iii)One Responsible Officer of the Issuer shall sign each Issuer Order substantially in the form of Annex B by manual or .pdf signature. If the Responsible Officer whose signature is on an Issuer Order no longer holds that office at the time the Note Agent delivers a Confirmation of Registration, the Note shall be valid nevertheless.
(iv)The signature of the Note Agent on a Confirmation of Registration shall be conclusive evidence that such Note has been duly and validly issued under this Agreement.
(v)The Note Agent will, upon receipt of an Issuer Order, issue a Confirmation of Registration of Notes for original issue that may be validly issued under this Agreement. On the Closing Date, the Note Agent shall, upon receipt of an Issuer Order, deliver a Confirmation of Registration for Notes in an aggregate principal amount of $16,307,175.50. The aggregate principal amount of the Notes may from time to time be increased or decreased by adjustments made on the records of the Note Agent as provided herein.
(vi)All Notes issued upon any registration of transfer, assignment or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt (to the extent they evidence debt), and entitled to the same benefits under this Note Purchase Agreement as the Notes deregistered upon such registration of transfer, assignment or exchange.
(vii)The Issuer agrees to pay to the Note Agent for its own account the fees payable in the amounts and at the times agreed in writing between the Issuer and the Note Agent.
(viii)Each Person who becomes a beneficial owner of Notes will be deemed to have represented, acknowledged and agreed as follows:
“THE NOTES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”
(b)Maintenance of Records. The Note Agent shall maintain the Register in accordance with Section 19(b). The entries made in the Register maintained by the Note Agent shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of the Note Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Issuer under this Agreement and the other Note Documents. In the event of any conflict between the records maintained by any Person and the Register maintained by the Note Agent in such matters, the Register of the Note Agent shall control in the absence of manifest error.
4.Application of Payments. All payments by Issuer under the Notes shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable hereunder or on the Notes and the remainder, if any, to the outstanding principal. Issuer and every endorser or guarantor of the Notes, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder. Each payment or interest or principal, or redemption or prepayment of the Notes, shall be applied ratably to the Holders in accordance with each Holder’s Applicable Percentage. Redemptions shall be accompanied by accrued but unpaid interest. In the case of each partial redemption or partial prepayment of the Notes pursuant to Sections 12(a) or 12(c), the principal amount of the Notes to be redeemed shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.
5.Method and Place of Payment. All payments by Issuer under this Agreement and the other Note Documents shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. Except as otherwise expressly provided herein, all such payments shall be made to the Note Agent, for the account of the respective Holders to which such payment is owed, at the Note Agent’s Office in immediately available funds not later than 12:00 p.m. (New York City time) two (2) Business Days prior to the date on which such payment is to be made as specified herein. All amounts received by the Note Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Note Agent will promptly distribute to each Holder its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Holder’s applicable office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). If any payment to be made by the Issuer shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date, payment by the Issuer shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Note Document shall be made in Dollars.
6.Representations and Warranties.
(a)Note Party Representations. Each Note Party, jointly and severally, represents and warrants to and agrees with the Holders to the following in this Section 6(a): Issuer and each of its subsidiaries has good and marketable title to the assets purported to be owned by it, including, without limitation, the Collateral and the member’s interests owned by Remark SPV Holdco LLC (“Holdco SPV”) or any other Note Party in Bikini.com, LLC, a Nevada limited liability company (the “Bikini.com Interests”), other than Permitted Liens. Each Note Party has all requisite power and authority to execute and deliver this Agreement and the other Note Documents to which it is a party and to perform its obligations hereunder and thereunder, including without limitation, to pledge and grant the Holders a security interest in the applicable Collateral as contemplated hereby. Each of this Agreement and the other Note Documents to which it is a party has been duly and validly executed and is the legal, valid and binding obligation of each Note Party and is enforceable against such Note Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy or insolvency or similar laws affecting enforcement of creditors’ rights generally and by general principle of equity. Issuer’s disclosures filed with the Securities and Exchange Commission since January 1, 2021 on Form 10-K, Form 10-Q, or Form 8-K (the “Exchange Act Reports”) complied in all material respects with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder at the respective time so filed, on/at such times did not contain an untrue statement of a material fact or omit to state a material fact in order to make the statements not misleading. No representation, warranty or other statement of any Note Party in any certificate or written statement given or made to Holders, as of the date such representation, warranty, or other statement was made, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made. Issuer is not left with unreasonably small capital after the transactions contemplated in this Agreement. Issuer is able to pay its debts (including trade debts) as they mature. Issuer has no domestic subsidiaries other than the Guarantors. Except as set forth in the Exchange Act Reports, the Collateral is not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and no Note Party is aware of the institution of any such proceedings. Schedule VI sets forth the complete list of the commercial tort claims of the Note Parties. Except as set forth on Schedule II hereto, there are no actions or proceedings pending or threatened in writing by or against Issuer or any of its subsidiaries involving more than, individually or in the aggregate, One Hundred Thousand Dollars ($100,000). No consent, authorization, approval or other action by, and no notice to or filing (other than filings and registrations necessary to perfect the Liens on the Collateral granted by the Note Parties in favor of Holders) with, any person, entity, governmental authority or regulatory body is required to be obtained by any Note Party either (i) for the pledge by any Note Party of the Collateral pursuant hereto, (ii) for the execution, delivery or performance of this Agreement or under any other Note Document by any Note Party or (iii) for the exercise by Holders of any remedies with respect to the Collateral. Neither the execution, delivery or performance of this Agreement or under any other Note Document, including the incurrence of indebtedness and pledge of Collateral hereunder will, (a) violate any applicable law, (b) violate the organizational documents of any Note Party, or (c) breach, violate or result in a default, or give rise to a termination, cancellation or acceleration right, under any material agreement, instrument or other contractual obligation of any Note Party. Issuer and each of its subsidiaries own or licenses or otherwise have the right to use all intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto. “Lien” means any interest in property securing an obligation, whether such interest is based on common law, statute or contract, and including any security interest or lien arising from a mortgage, encumbrance, pledge, claim, charge, easement, servitude, security agreement, conditional sale or trust receipt or lease, consignment or bailment for security purposes. The Issuer has (i) caused Remark Holdings SPV, Inc. (“Remark SPV”) to amend and restate its governing documents and (ii) successfully formed an entity owning 100% of Holdco SPV, in each case in accordance with Section 16 hereunder. Don Puglisi is the Independent Director of Holdco SPV and Remark SPV. No fees, premiums or expenses (including reimbursement or payment of out-of-pocket expenses) are owing to Reynolds Gormly or the Independent Director by any Note Party. The Collateral Agent is in possession of all original member's interests owned by Holdco SPV or any other Note Party in Bikini.com, LLC, which original member's interests are accompanied by stock powers duly executed in blank. Neither the Issuer nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy the Notes or any similar securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Holders, each of which has been offered the Notes at a private sale for investment. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
(b)Holder Representations. Each Person constituting a Holder, severally and not jointly, represents and warrants to the Note Parties that it is an “accredited investor” within the meaning of Regulation D under the Securities Act. Each Person constituting a Holder, severally and not jointly, represents and warrants to the Note Parties that it is acquiring the Notes for its own account, for investment purposes only and not with a view to any distribution thereof that would violate the Securities Act. Each Person constituting a Holder, severally and not jointly, acknowledges that the Notes have not been registered under the Securities Act and may not be sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Securities Act, in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act.
7.Note Agent
(a)Each of the Holders hereby appoints TMI Trust Company (and its successors) to act on its behalf as the Note Agent hereunder and under the other Note Documents and authorizes the Note Agent to take such actions on its behalf and to exercise such powers as are delegated to the Note Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Note Agent and the Holders, and the Issuer shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Note Documents (or any other similar term) with reference to the Note Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)The Person serving as the Note Agent hereunder shall have the same rights and powers in its capacity as a Holder as any other Holder and may exercise the same as though it were not the Note Agent, and the term “Holder” or “Holders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Note Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Issuer or any Affiliate thereof as if such Person were not the Note Agent hereunder and without any duty to account therefor to the Holders.
8.Collateral Agent; Collateral and Security Interest.
(a)Pursuant to that certain Collateral Agency Agreement, dated as of December 3, 2021, each Note Party and the Holders have appointed TMI Trust Company (and its successors) as Collateral Agent. Effective on the Closing Date, each Note Party hereby pledges, grants and assigns to the Collateral Agent, on behalf of the Holders, to secure the payment and performance in full of all of such Note Party’s obligations under this Agreement and the Notes (whether for principal, interest or otherwise), a continuing security interest in all goods, inventory, equipment, instruments, promissory notes, documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims set forth in Schedule VI, investment property, financial assets, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles, including, without limitation, all payment intangibles, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software (including any copyrights, trademarks and trade secrets of the software), customer lists, goodwill, and all licenses, leases, permits, agreements of any kind or nature, wherever located, whether now owned or hereafter acquired or arising and all accessions and improvements to, substitutions and replacements for and rents, profits and products and proceeds thereof (together, the “Collateral”). For the avoidance of doubt, the Collateral shall include: (i) the Bikini.com Interests held by the Issuer or its subsidiaries (the “Bikini.com Collateral”) and (ii) 100% of (x) the outstanding voting capital stock and (y) the non-voting stock of any subsidiary, including any first-tier foreign subsidiary. Notwithstanding the foregoing, the Collateral shall not include (i) any property where the granting of a security interest in such property would be prohibited by agreement, applicable law or regulation or, with respect to any pledge of equity interests owned by any Note Party in any entity that is not wholly-owned by the Note Parties, the organizational documents of such entity (in each case, only to the extent that such contractual provisions are not rendered ineffective by applicable law or otherwise unenforceable), in each case, to the extent that a grant of a security interest therein would violate or invalidate such agreement or create a right of termination in favor of any other party thereto (other than any Note Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (ii) [reserved], and (iii) those assets as to which the Holders and Issuer agree in writing shall be excluded where the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the benefit to Holders of the security to be afforded thereby (collectively, the “Excluded Assets”); provided, however, “Excluded Assets” shall not include any proceeds, substitutions or replacements of Excluded Assets (unless such proceeds, substitutions or replacements would in and of themselves constitute Excluded Assets).
(b)Each Note Party hereby irrevocably authorizes Holders and Collateral Agent at any time (including prior to the Closing Date) and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements, amendments or modifications thereto or continuations thereof that (a) indicate the Collateral (i) as all assets of such Note Party or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment. Each Note Party hereby further irrevocably authorizes the Holders to file intellectual property security agreements with respect to the Collateral with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable.
(c)At any time and from time to time, each Note Party will duly execute, deliver and file with appropriate agencies such further instruments and documents, provide such further information and take such further actions as the Holders may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers granted herein. Further to ensure the attachment, perfection and first priority of (subject to Permitted Liens), and the ability of Holders to enforce, the security interest in the Collateral, each Note Party agrees, in each case at such Note Party’s own expense, that if any Note Party shall at any time hold or acquire any promissory notes or tangible chattel paper, deposit accounts, securities or investment property, electronic chattel paper, letter of credit rights, or commercial tort claims, or any Collateral shall come into possession of a bailee, such Note Party shall immediately notify Holders thereof and take any action reasonably requested by Holders to insure the attachment, perfection and first priority of, and the ability of Holders to enforce, the security interest granted to Holders in any and all of the Collateral.
(d)In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default, each Holder shall have the right to enter and remain upon the premises of any Note Party without cost or charge to any Holder, and use the same, together with materials, supplies, books and records of such Note Party for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise. In addition, Holders may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral.
(e)Failure by Holders to exercise any right, remedy or option under this Agreement, any other Note Documents or applicable law, or any delay by Holders in exercising the same, shall not operate as a waiver of any such right, remedy or option. The rights and remedies of Holders under this Agreement and the Notes shall be cumulative and not exclusive of any other right or remedy which any Holder has.

(f)In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which Holders are legally entitled, the Note Parties shall be liable for the deficiency, together with interest thereon, together with the costs of collection and the reasonable fees, charges and disbursements of counsel.
(g)Upon request of any Holder, each Note Party shall promptly obtain fully executed and delivered control agreements with respect to any deposit, securities and investment accounts of such Note Party in form and substance reasonably acceptable to the Required Holders.
(h)Subject to Section 22, upon the repayment in full in cash of the Notes, including pursuant to Section 12, each Holder will be forever released from all of its obligations and liabilities under or in respect of this Agreement including without limitation, pursuant to this Section 8, and the security interest granted hereunder will thereafter terminate and be of no further force or effect.
9.Default; Acceleration. At the option of the Required Holders, this Agreement and the indebtedness evidenced hereby and by the Notes shall become due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default or other indulgence, upon the occurrence any of the following (each, an “Event of Default”):
(a)the failure by any Note Party to pay (i) any principal amount (including any mandatory prepayments required in Section 12(c) or otherwise under the Note Documents) or any interest payment when due under the Notes and (ii) any other amount due under this Agreement, the Notes or any other Note Document within three (3) days of the due date thereof;
(b)any breach or failure to perform any of the other terms of this Agreement after the earlier of (i) knowledge thereof by the Issuer or (ii) notice thereof to Issuer;
(c)any representation, warranty or other statement made or deemed made by or on behalf of any Note Party pursuant to or in connection with this Agreement shall be incorrect in any material respect as of the date made or deemed made (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “material adverse effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification);
(d)any act by, against, or relating to any Note Party, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other Person, pursuant to court action or otherwise, over all, or any part of any Note Party’s property;
(e)any assignment for the benefit of the creditors of any Note Party, or the occurrence of any other involuntary liquidation of any Note Party; the failure by any Note Party to generally pay the debts of such Note Party as they mature; adjudication of bankruptcy or insolvency relative to such Note Party; filing by any Note Party under, or the entry of an order for relief or similar order with respect to any Note Party in any proceeding pursuant to, Title 11 of the United States Code entitled “bankruptcy” (the “Bankruptcy Code”) or any other federal bankruptcy law;
(f)the default of any Note Party for failure to pay amounts due and payable under any indebtedness of such Note Party in an amount in excess of $100,000, whether individually or in the aggregate (subject to any applicable cure periods, forbearance or forgiveness), if the effect of such default is to accelerate the maturity of any such indebtedness or to permit the holder or holders of any such indebtedness, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity or, if such indebtedness is a guaranty, to call upon such guaranty in advance of nonpayment of the guaranteed indebtedness;
(g)a final judgment or judgments shall be entered against any Note Party in an aggregate amount in excess of $100,000, whether individually or in the aggregate (net of insurance proceeds, if any), and such judgment or judgments shall remain unstayed, unvacated, undischarged or unsatisfied for 30 calendar days;
(h)any Holder shall for any reason cease to hold a valid and enforceable, perfected, first priority Lien the Collateral, subject only to Permitted Liens;
(i)the termination of existence, dissolution, or liquidation of any Note Party or the ceasing to carry on actively any substantial part of such Note Party’s current business; or

(j)the occurrence of any of the following: (i) a sale of all or substantially all of the Issuer’s assets other than to a Note Party, (ii) a merger, consolidation or business combination transaction of Issuer with or into another corporation, limited liability company or other entity, in each case pursuant to which stockholders of the Issuer prior to such merger, consolidation or business combination transaction own less than fifty percent (50%) of the voting interests in the surviving or resulting entity, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 50% or more of Issuer’s then outstanding voting securities, (iv) individuals who on December 3, 2021 constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of at least a majority of the directors of the Issuer then still in office who were either directors on December 3, 2021, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer or (v) Theodore Botts shall cease to be a board member overseeing the Note Parties, unless such removal has been agreed to in writing by the Required Holders, and such board seat remains vacant for a period of at least thirty (30) days, provided that the person appointed by the Board of Directors of the Issuer to replace Mr. Botts shall be subject to each Holder’s approval, not to be unreasonably withheld or delayed.
Failure to exercise any of the foregoing rights at any time shall not constitute a waiver of the right to exercise the same at any other time. Notwithstanding the foregoing, if an Event of Default specified in Section 9(d), (e) or (f) shall occur, then the Notes, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to Holders hereunder and under the Notes shall immediately become due and payable, as aforesaid shall automatically become effective, in each case without the giving of any notice or other action by Holders, which notice or other action is expressly waived by the Note Parties.
10.Default Rate. Notwithstanding anything to the contrary in this Agreement, upon the occurrence and during the continuance of an Event of Default, the rate of interest otherwise applicable hereunder will be increased by two percent (2% or 200 basis points) (the “Default Rate”) for so long as the Event of Default remains uncured.
11.Remedies Upon Default. Upon any Event of Default by any Note Party, Holders may, and, at the written request of the Required Holders, the Note Agent shall, pursue any and all remedies provided at law or in equity. If an Event of Default shall occur, the Note Agent shall, at the written requires of the Required Holders, upon reasonable written notice (such reasonable notice to be determined by the Note Agent or the Required Holders in their sole and absolute discretion, which shall not be less than five (5) business days), with respect to the Collateral (whether or not the same shall then be or shall thereafter come into the possession, custody or control of the Holders), to sell, lease, license, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Required Holders deem best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and a Holder or anyone else may be the purchaser, lessee, licensee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantor, any such demand, notice and right or equity being hereby expressly waived and released. The Required Holders may, and, at the written request of the Required Holders, the Note Agent shall, to the fullest extent permitted by applicable law, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. Holders’ remedies set forth above are not exclusive of any other available remedy or remedies, but each remedy shall be cumulative and shall be in addition to any other remedy given in this Agreement or in any other Note Document, at law, in equity, or by statute, whether now existing or hereafter arising. The exercise of any remedy or remedies shall not be an election of remedies. The remedies and rights of Holders may be exercised concurrently, alone, in any combination, or in any order that the Required Holders deem appropriate. Any waiver or consent to waiver of any of the foregoing provisions shall not be construed as a bar to a waiver of any such right on any future occasion. Each Note Party hereby irrevocably constitutes and appoints each Holder and the Note Agent, and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact, with full irrevocable power and authority in the place and stead of such Note Party or in Holder’s or Note Agent’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of such Note Party, without notice to or assent by such Note Party, to do the following upon the occurrence of an Event of Default: generally, to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code and as fully and completely as though the Holder or Note Agent was the absolute owner thereof for all purposes, and to do at the expense of the Note

Parties, at any time, or from time to time, all acts and things which the Holders or Note Agent deems necessary or desirable to protect, preserve or realize upon the Collateral and Holders’ security interest therein, in order to effect the intent of this Agreement or any other Note Document, all as fully and effectively as any Note Party might do.
12.Prepayment; Mandatory Prepayment.
(a)The Notes may be prepaid at any time and from time to time, in whole or in part.
(b)[Reserved.]
(c) Issuer shall prepay the principal amount of the Notes by an amount equal to: (i) one hundred percent (100%) of all Net Cash Proceeds from the sale of the equity or the assets of Bikini.com, LLC (“Bikini.com”) or any other Collateral; and (ii) seventy percent (70%) of the Net Cash Proceeds of any sale of equity of the Issuer or issuance of debt relating to the Issuer and Note Parties, which amounts are to be paid directly to the Holders at the closing of any such sale or issuance to reduce the principal amount of the Notes and any other obligations to the Holders.
(d)Any principal amount prepaid (for the avoidance of doubt, including any mandatory prepayment under Section 12(c)) shall be accompanied by all accrued and unpaid interest on such amount.
For purposes of this Section 12, “Net Cash Proceeds” means (x) the gross amount of all cash proceeds actually paid to or actually received by Issuer or any subsidiary of Issuer in respect of such sale, dividend, transfer or other liquidity event, less (y) the sum of (1) the amount, if any, of all customary fees, legal fees, accounting fees, brokerage fees, commissions, costs and other expenses that are incurred in connection with such sale, dividend, transfer or other liquidity event and are payable by Issuer or any subsidiary of Issuer, and (2) appropriate amounts that must be set aside as a reserve as required by GAAP against any indemnities or liabilities (contingent or otherwise) directly attributable to such sale, dividend, transfer or other liquidity event.
13.Covenants.
(a)None of Issuer nor any subsidiary of Issuer shall (i) change its name or corporate form or jurisdiction of organization, merge with another entity (other than an affiliate of a Holder), consolidate, or sell or dispose of any material portion of its assets other than a Permitted Disposition, without the prior written consent of the Required Holders or (ii) sell, lease, license, convey, assign (by operation of law or otherwise), exchange or otherwise voluntarily or involuntarily transfer or dispose of any interest in any of its assets (including the Bikini.com Interests) (other than a Permitted Disposition) or any portion thereof or encumber, or hypothecate, or create, incur or permit to exist any pledge, mortgage, lien, security interest, charge, encumbrance or adverse claim upon or other interest in or with respect to any of its assets (including the Bikini.com Interests) (other than Permitted Liens) without the prior written consent of the Required Holders. Issuer and each of its subsidiaries will maintain books and records with respect to the Collateral, and upon the reasonable request of any Holder, promptly furnish to Holders such books and records relating to the Collateral. Issuer shall comply with all filing, reporting and other disclosure requirements under the Exchange Act, and the rules of the Securities and Exchange Commission in effect from time to time. None of Issuer nor any subsidiary of Issuer shall directly or indirectly enter into or permit to exist any transaction with any affiliate (other than a wholly-owned subsidiary) of Issuer other than Permitted Affiliate Transactions. Issuer will advise the Holders promptly and in reasonable detail upon any officer or director of Issuer or any of its subsidiaries obtaining knowledge (i) of any Lien or claim made or asserted against any assets of Issuer or any of its subsidiaries that is not a Permitted Lien, and (ii) of the occurrence of any other event that would have a material adverse effect on the Collateral or the Lien granted hereby, or on the ability of any Note Party or Holder to dispose of any of the Collateral, including the levy of any legal process against any of the Collateral. None of Issuer nor any subsidiary of Issuer shall prepay or refinance any Subordinated Indebtedness of Issuer or any subsidiary of Issuer (other than with the proceeds of equity interests or Permitted Refinancing Indebtedness) without the prior written consent of the Required Holders. None of Issuer nor any subsidiary of Issuer shall create, incur or permit to exist any indebtedness other than Permitted Indebtedness, without the prior written consent of the Required Holders. None of Issuer nor any subsidiary of Issuer shall pay any dividend or other distribution, or make any other payment on account of any redemption, repurchase, acquisition or other return of capital, direct or indirect (whether in cash, securities or other property), with respect to any equity interests in Issuer or such subsidiary other than Permitted Restricted Payments. None of Issuer nor any Note Party shall (i) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) other than with a Note Party or where all its assets are distributed to Note Parties, or acquire by purchase or otherwise (other than Permitted Investments) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, (ii) make any equity or loan investment in any other person (other than Permitted Investments), (ii) create any subsidiary that does not become a Guarantor, in each case without the prior written consent of the Required Holders. Each of Issuer and its subsidiaries shall remain the sole owners of all of their respective intellectual property, except for Permitted Dispositions (iv) amend, waive, modify, restate, supplement or replace, or suffer or permit any waiver, amendments, modifications, restatements, supplements or replacements to, or any organizational documents of either Holdco SPV or Remark SPV. Issuer and each Note Party will, consistent with commercially reasonable practice, defend at their sole expense, the right, title and security interest granted hereunder against the claims of any person, firm, corporation or other entity. Each Holder shall have the right, upon reasonable advance notice and at such times as may be reasonably requested, to enter into and upon any premises where any of the Collateral or records with respect thereto are located for the purpose of inspecting the same, performing an audit, making copies of records, observing the use of any part of the Collateral, protecting Holders’ security interest in the Collateral (including discussing the Note Parties’ affairs with the officers of Issuer and the other Note Parties and their independent auditors) or otherwise determining whether Issuer or any other Note Party is in compliance with the terms of this Agreement. Within 40 calendars days of the Closing Date, Issuer shall have delivered Holders a good standing certificate from the applicable governmental authority of the jurisdiction of incorporation, organization or formation of each Note Party dated as of a recent date prior to delivery. Within 40 calendar days of the Closing Date, each of the Holders shall have received all of its fees, premiums and expenses, including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including any outstanding fees and expenses of Holders’ counsel not paid on the Closing Date pursuant to Section 17(f)).
(b)The Note Parties shall immediately pursue the marketing of the sale of assets and equity of Bikini.com. Issuer’s entry into any agreement regarding the sale of Bikini.com shall be subject to the consent of the Required Holders in the exercise of their reasonable credit judgment.
(c)The Note Parties shall immediately pursue efforts to issue and sell equity of the Issuer in an amount sufficient to generate available cash proceeds to the Issuer that will on such date be sufficient to repay the Notes and other obligations under this Agreement and the Notes in full. Issuer acknowledges that any such proceeds shall constitute collateral for the Notes and agrees to use all such proceeds to first repay the Notes as provided in Sections 1 and 4.
(d)The Note Parties shall immediately pursue the incurrence of subordinated debt in an amount sufficient to generate available cash proceeds to the Issuer that will on such date be sufficient to repay the Notes and other obligations under this Agreement and the Notes in full. Issuer acknowledges that any such proceeds shall constitute collateral for the Notes and agrees to use all such proceeds to repay the Notes as provided in Sections 1 and 4. Unless the proceeds of any such subordinated debt will repay the Notes and all other obligations under this Agreement in full, any such subordinated debt to be incurred by the Note Parties must be (i) unsecured, (ii) provide for interest payments to be payable in kind and not in cash, (iii) mature after April 30, 2024 and (iv) be subject to an intercreditor and subordination agreement in form and substance acceptable to the Required Holders providing that any such incurred debt remains subordinated to the obligations under the Notes and this Agreement. The Note Parties’ entry into any agreement regarding the incurrence of debt, any intercreditor agreement, and/or any subordination agreement shall be subject to the consent of the Required Holders in the exercise of their sole discretion.
14.Guarantee.
(a)Each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors, and severally, as a primary obligor and not merely as a surety, irrespective of the validity and enforceability of this Agreement, the Notes or the obligations of Issuer hereunder: (x) the due and punctual payment of all obligations of Issuer under this Agreement and the Notes, whether now or hereafter due, owing or incurred in any manner, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, together in each case with all renewals, modifications, consolidations or extensions hereof and (y) the due and punctual performance of all covenants, agreements, obligations and liabilities of Issuer under or pursuant to this Agreement and the Notes (all such monetary and other obligations being herein collectively referred to as the “Guaranteed Obligations”). Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets of such Guarantor to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (i) applicable Law or (ii) any agreement providing for an equitable allocation among such Guarantor and other affiliates of Issuer of obligations arising under guaranties by such parties. If any Guarantor’s liability hereunder is limited pursuant to this paragraph to an amount that is less than the total amount of the Guaranteed

Obligations, then it is understood and agreed that the portion of the Guaranteed Obligations for which such Guarantor is liable hereunder shall be the last portion of the Guaranteed Obligations to be repaid.
(b)Each Guarantor guarantees that the Guaranteed Obligations will be paid in accordance with the terms of this Agreement and the Notes, regardless of any law or regulation now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders with respect hereto. The obligations of each Guarantor under this Agreement and the Notes are independent of the Guaranteed Obligations of each other Guarantor or the obligations of Issuer, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against Issuer or any other Guarantor or whether Issuer or any other Guarantor is joined in any such action or actions. This Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by each Guarantor, jointly and severally with each other Guarantor of the Guaranteed Obligations.
(c)The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which any Guarantor may have at any time against any other person, whether in connection herewith or any unrelated transactions. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other party under this Agreement or the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Issuer or such party.
(d)Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be released, discharged or otherwise affected or impaired by, and each Guarantor hereby waives:
(i)any change in the manner, place, time or terms of payment of any Guaranteed Obligation or any other amendment, supplement or modification to this Agreement;
(ii)any release, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Guaranteed Obligation;
(iii)any change in the existence, structure or ownership of any party or any insolvency, examinership, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any party or its assets or any resulting disallowance, release or discharge of all or any portion of any Guaranteed Obligation;
(iv)the existence of any claim, set-off or other right which any Guarantor may have at any time against any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(v)any invalidity or unenforceability relating to or against any other party for any reason of the Notes or any other agreement or instrument evidencing or securing any Guaranteed Obligation or any provision of applicable Law purporting to prohibit the payment by any party of any Guaranteed Obligation;
(vi)any failure by any Holder or the Note Agent: (A) to file or enforce a claim against Issuer or its estate (in a bankruptcy, examinership or other proceeding); (B) to give notice of the existence, creation or incurrence by Issuer of any new or additional indebtedness or obligation under or with respect to the Guaranteed Obligations; (C) to commence any action against Issuer; (D) to disclose to any Guarantor any facts which any Holder or the Note Agent may now or hereafter know with regard to Issuer; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Guaranteed Obligations;
(vii)any direction as to application of payment by any other Person

(viii)any act or failure to act by any Holder, the Note Agent or Issuer which may deprive any Guarantor of any right to subrogation, contribution or reimbursement against any other Note Party or any right to recover full indemnity for any payments made by such Guarantor in respect of the Guaranteed Obligations; or
(ix)any other act or omission to act or delay of any kind by any other entity, person or circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder (except that a Guarantor may assert the defense of payment in full of the Guaranteed Obligations).
(e)Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to any Holder in respect of any obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 9 for the purposes of this Section 14, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 9, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of Holders under this Section 14.
15.[Reserved.]
16.Bankruptcy Remote. Neither Holdco SPV or Remark SPV shall at any time fail to be organized as a bankruptcy-remote entity having bylaws or an operating agreement, as applicable, in form and substance reasonably acceptable to the Required Holders (with the organization documents in effect on December 3, 2021 being deemed to be reasonably acceptable), which bylaws or operating agreement, as applicable, shall contain usual and customary provisions for (i) appointment of an independent director whose affirmative vote shall be required to commence an insolvency proceeding (the “Independent Director”) and (ii) separateness representations and covenants. Holdco SPV shall not at any time fail to own 100% of the equity of Remark SPV and Bikini.com. Holdco SPV and Remark SPV, as applicable, shall have the following limitations on business activity: (i) Remark SPV’s sole business shall be being a Guarantor hereunder; (ii) Remark SPV shall grant no Liens except under this Agreement and the Notes and shall have no creditors except the Holders and professional service providers (including, without limitation, attorneys, tax advisors and auditors); (iii) Holdco SPV’s sole business shall be owning 100% of the capital stock of Remark SPV and 100% of the member’s interests of Bikini.com and being a Guarantor hereunder and shall have no creditors except the Holders; and (iv) other than Permitted Liens and the creditors with respect thereto, Remark SPV and Holdco SPV shall grant no Liens except under this Agreement and the Notes and shall have no creditors except the Holders. Remark SPV shall be a wholly-owned direct subsidiary of Holdco SPV, Bikini.com shall be a wholly-owned direct subsidiary of Holdco SPV and Holdco SPV shall be a wholly-owned direct subsidiary of the Issuer. In addition, the Note Parties shall cause each of Holdco SPV and Remark SPV to comply with all of their respective obligations, including obligations to maintain its special purpose vehicle separateness and bankruptcy remote structure, and the Note Parties shall not amend any such provisions without the prior written consent of the Required Holders.
17.Conditions Precedent. The obligations of the Holders to purchase the Notes as described herein are several and not joint and are subject (i) to the accuracy of the representations and warranties of the Note Parties herein (on the date hereof and as though made on the Closing Date), (ii) to the accuracy of the statements of officers of the Notes Parties made pursuant to the provisions hereof, (iii) to the performance by the Note Parties of their obligations hereunder and (iv) to the following additional conditions precedent:
(a)The Note Agent and the Holders shall have received from each party hereto a counterpart of each Note Document (other than this Agreement), each signed on behalf of such party (or written evidence satisfactory to the Holders (which may include facsimile or other electronic transmission of a signed counterpart of such document) that such party has signed a counterpart of such Note Document).
(b)The Holders shall have received the Confirmation of Registration substantially in the form of Annex A duly executed by the Note Agent.
(c)The Note Agent and the Holders shall have received such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Note

Party as the Holders may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Note Documents.
(d)The Holders shall have received a written opinion (addressed to the Holders (including Mudrick Capital Management, LP) and dated as of the Closing Date) of counsel (which may be internal counsel) for the Note Parties. The opinion shall include customary third-party closing opinions with respect to, among other customary items, due authorization and execution of this Agreement and the Notes, enforceability of this Agreement and the Notes under applicable law, no-conflicts and attachment and perfection of liens.
(e)The Holders shall have received as to each Note Party (i)(x) a copy of each organizational document of such Note Party certified, to the extent applicable, as of a recent date by the applicable governmental authority or (y) with respect to any Note Party other than the Issuer, written certification by the Issuer’s or such Note Party’s secretary, assistant secretary or other responsible officer that such Note Party’s organizational documents previously delivered to the Holders have not been replaced, restated, amended or otherwise updated and remain in effect as of the Closing Date, (ii) (x) signature and incumbency certificates of the applicable officers or directors of such Note Party executing this Agreement and any other related documents to which it is a party or (y) written certification by such Note Party’s secretary, assistant secretary or other responsible officer that such Note Party’s signature and incumbency certificates most recently delivered to the Holders prior to the Closing Date remain true and correct as of the Closing Date, and (iii) copies of resolutions of the board of directors and/or similar governing bodies of each Note Party approving and authorizing the execution, delivery and performance of this Agreement and the Notes and any other related document to which it is a party, certified as of the Closing Date by a secretary, an assistant secretary or a responsible officer of such Note Party as being in full force and effect without modification or amendment.
(f)Each of the Holders, the Note Agent and the Collateral Agent shall have received a copy of the Issuer-signed flow of funds memo related to the debenture purchase agreement listed on Schedule III hereto demonstrating that all its respective fees, premiums and expenses required to be paid on the Closing Date (except to the extent Holders agree in writing to the deferred payment of a portion of its fees, premiums and expenses (other than fees and expenses of counsel) to a date not later than 40 calendar days following the Closing Date) will be paid on the Closing Date from the proceeds of the debenture described in Schedule III, including reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid on or prior to the Closing Date (including fees and expenses of counsel of not less than $25,000 on the Closing Date, with the balance to be paid within 40 calendar days of the Closing Date).
(g)[Reserved]
(h)Each Note Party shall ratify on the Closing Date its authorization pursuant to Section 8(b) for the Holders and the Collateral Agent to have filed in any relevant jurisdiction any initial financing statements or amendments thereto relating to the Collateral.
(i)The Note Parties shall have executed and delivered perfection certificates dated as of the Closing Date (the “Perfection Certificates”), in form and substance reasonably satisfactory to the Holders. On or prior to the Closing Date, the Holders shall have received all certificates, agreements or instruments reasonably necessary to perfect the Collateral Trustee’s security interest in the Collateral for the benefit of the Holders, including, but not limited to, (i) Uniform Commercial Code financing statements in appropriate form for filing (to the extent not pre-filed prior to the Closing Date) and (ii) filings with the United States Patent and Trademark Office and United States Copyright Office in appropriate form for filing. The Holders shall also have received certified copies of Uniform Commercial Code, tax and judgment lien searches or equivalent reports or searches, and a copy of searches at the United States Patent and Trademark Office each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Note Party as debtor and that are required by the Perfection Certificates or that the Holders deem necessary or appropriate, none of which encumber the Collateral (other than Permitted Liens).
(j)[Reserved]
(k)On or prior to the Closing Date, the Note Parties and their respective subsidiaries shall have furnished to the Holders, the Note Agent and the Collateral Agent such further certificates and documents as they may reasonably request
The Issuer shall cause all conditions precedent set forth in this Section 17 to be satisfied as promptly as reasonably practicable. The Required Holders may in their sole discretion waive compliance with any conditions to the obligations of the Required Holders hereunder. The Note Parties will furnish the Holders with such conformed copies of such opinions, certificates, letters and documents as the Holders reasonably request.

18.Payment of Costs of Collection; Expenses; Indemnification. On the Closing Date, the Note Parties promise to pay all of Holders’ costs and expenses, including reasonable attorneys’ fees, incurred in connection with such action. In addition, the Note Parties will pay all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Holders in connection with the negotiation, preparation, execution and administration of this Agreement and the Notes (the “Closing Expenses”), and in connection with any amendments, waivers or consents under or in respect of this Agreement (whether or not such amendment, waiver or consent becomes effective). The Note Parties agree, on a joint and several basis, to indemnify, defend and hold Holders and its directors, officers, employees, agents, attorneys, or any other person affiliated with or representing Holders (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (ii) all losses or expenses (including Closing Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between any Holder and any Note Party, except for Claims and/or losses and/or expenses directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 18 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
19.Assignments.
(a)The Holders shall be permitted to assign its rights and obligations under this Agreement at any time, in whole or in part (including all or a portion of the Notes held by it). Upon an assignment by a Holder, the Issuer shall issue a new note purchase agreement or notes, as applicable, reflecting such assignment. The parties to each assignment shall notify the Note Agent in writing of such assignment and the assignee, if it is not a Holder, shall deliver to the Note Agent an assignment agreement in a form provided by the Note Agent.
(b)The Issuer shall cause the Notes to be registered and shall cause to be kept a register (the “Register”) at the Note Agent’s Office in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and the registration of transfers and assignment of Notes. The Note Agent is hereby initially appointed registrar (the “Registrar”) for the purpose of registering Notes and transfers or assignments of such Notes with respect to the Register maintained in the United States as herein provided. Upon any resignation or removal of the Registrar, the Issuer shall promptly appoint a successor. The entries in the Register shall be conclusive absent manifest error, and the Issuer, the Note Agent and the Holders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holders hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Issuer and any Holder, at any reasonable time and from time to time upon reasonable prior notice.
Upon written request at any time the Registrar shall provide to the Issuer, the Collateral Agent or any Holder a current list of Holders (and their holdings) as reflected in the Register. In addition and upon written request at any time, the Registrar shall provide to the Issuer, the Collateral Agent or any Holder any information the Registrar actually possesses regarding the nature and identity of any beneficial owner of any Note (and its holdings).
No service charge shall be made to a Holder for any registration of transfer, assignment or exchange of Notes, but the Note Agent may require payment of a sum sufficient to cover any Tax or other governmental charge payable in connection therewith. The Note Agent shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and transferee.
(c)Notwithstanding anything to the contrary in this Agreement or any other Note Document, any such assignment shall become effective (and shall only become effective) for purposes of this Agreement when it has been recorded in the Register as provided in Section 19(b) and it shall not be necessary for the assignee to have received a certificated note registered in its name (or otherwise) for any such assignment to become effective.
20.Waivers. Each Note Party, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of the Notes and assents to any extensions or postponements of the time of payment.
21.Usury. In the event any interest is paid on the Notes which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the Notes.
22.Reinstatement. Notwithstanding anything herein to the contrary, this Agreement and the Notes shall remain in full force and effect and continue to be effective should any petition be filed by or against any Note Party for liquidation or reorganization, should any Note Party become insolvent or make an assignment for any benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Note Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment, or any part thereof, is rescinded, reduced, restored or returned.
23.Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (b) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:
If to any Note Party, care of Issuer at its address set forth above; or
If to Holders (other than the Note Agent), such address has been furnished in writing by Holders to Issuer, with a copy to Eric Reimer, Milbank LLP, 55 Hudson Yards, New York NY 10001-2163.
24.General Provisions. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH NOTE PARTY AND HOLDER WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. This Agreement constitutes the entire agreement and understanding between the Note Parties and Holders relating to the subject matter hereof and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof. No other Person (other than any Indemnified Person) shall be deemed to be a third-party beneficiary of this Agreement or shall have any rights hereunder. This Agreement may not be amended, modified, waived, discharged or terminated orally, but only by written agreement of each Holder (other than the Note Agent) and each Note Party. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. This Agreement and the Notes shall be binding upon each Note Party and such Note Party’s successors and assigns. No Note Party may assign this Agreement or the Notes, or delegate its duties hereunder or thereunder, without the prior written consent of the Required Holders, in their sole and absolute discretion. Each Holder may freely assign, pledge or otherwise transfer this Agreement or the Notes, in whole or in part. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Required Holders, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Holders to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it.
25.Definitions. As used herein, the following terms shall have the respective meaning indicated below:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Applicable Percentage” means, with respect to any Holder, (a) on or prior to the Closing Date, the percentage of the total Commitments of all Holders represented by such Holder’s Commitments at such time as set forth in Schedule I-A, and (b) thereafter, the percentage of the total Outstanding Amount of Notes of all Holders represented by the aggregate Outstanding Amount of Notes of such Holder at such time.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by law to close.
“Commitments” means the commitment of a Holder to purchase a Note pursuant to Section 2, expressed as an amount representing the principal amount of the Notes to be purchased by such Holder as set forth in Schedule I-A.
“Confirmation of Registration” mean, with respect to a Note, a confirmation of registration, substantially in the form attached hereto as Annex A, provided to the owner thereof promptly after the registration of such Note in the Register by the Registrar.
“Dollars” and the sign “$” mean the lawful money of the United States.
“Existing Loans” means the loans pursuant to that certain Senior Secured Loan Agreement dated as of December 3, 2021 by and between Remark Holdings, Inc. as “Borrower” and each of its subsidiaries guaranteeing such loans as “Guarantors,” and Mudrick Capital Management, LP. and/or one or more managed funds or accounts, collectively and each without differentiation, as “Lender,” as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, held by Holders in the principal balances specified opposite each Holder’s name in Schedule I-B
“Financial Officer” of any person shall mean the Chief Financial Officer or an equivalent financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller or a director of such person, or a duly authorized signatory of such person who is a Financial Officer of a subsidiary of such person.
“GAAP” means generally accepted accounting principles, as applicable at the relevant time.
“Holder” shall mean (i) prior to the Closing Date, each Person listed in Schedule I-A and, unless the context otherwise requires, Mudrick Capital Management, LP, and (ii) on and after the Closing Date, each Person in whose name a Note is registered as set forth in the Register and, unless the context otherwise requires, Mudrick Capital Management, LP.
“Interest Payment Date” means the last Business Day of each calendar month beginning May 31, 2023 to and including the Maturity Date.
“Issuer Order” shall mean a written order or request (which may be (i) provided via email or other electronic communication except to the extent the Note Agent requests otherwise and (ii) a standing order or request) dated and signed (or sent, if applicable) in the name of the Issuer or by a Responsible Officer of the Issuer or by the Collateral Agent by a Responsible Officer thereof, on behalf of the Issuer. For the avoidance of doubt, an order or request provided in an email or other electronic communication sent by a Responsible Officer of the Issuer or by a Responsible Officer of the Collateral Agent on behalf of the Issuer shall constitute an Issuer Order, in each case except to the extent that the Note Agent or Collateral Agent, as applicable, requests otherwise. Unless the Note Agent shall specify otherwise, the Issuer Order shall initially be substantially in the form of Annex B.
“Note Document” means, collectively, this Agreement, the Issuer Order, the Confirmation of Registration and any other documents to be entered into in connection herewith as identified by the Holders prior to the Closing Date.
“Note Agent’s Office” means TMI Trust Company, 5901 Peachtree Dunwoody Road, Suite C495, Atlanta, GA 30328, Attention: Jane Strobel.
“Notes” mean the Notes issued hereunder in uncertificated, fully registered form, registered in the name of the beneficial owner thereof.
“Outstanding Amount” means, with respect to Notes on any date, the aggregate outstanding principal amount thereof after giving effect to any redemption of Notes occurring on such date.
“Permitted Affiliate Transactions” means (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to Issuer or its subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions among Note Parties, (iii) Permitted Restricted Payments and Permitted Investments, (iv) sales of common equity interests of the

Issuer and the granting of registration and other customary rights in connection therewith, and (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Note Party or such subsidiary.
“Permitted Disposition” means:
(a)    sale of inventory in the ordinary course of business;
(b)    licensing, on a non-exclusive basis, intellectual property rights in the ordinary course of business, excluding any licensing of Bikini.com;
( c)    leasing or subleasing assets in the ordinary course of business;
(d)    (i) the lapse of intellectual property (other than Bikini.com) to the extent not economically desirable in the conduct of business or (ii) the abandonment of intellectual property rights in the ordinary course of business.
(e)    any involuntary loss, damage or destruction of property;
(f)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(g)    transfers of assets (other than Bikini.com) (i) from a Note Party to another Note Party, and (ii) from any subsidiary of Issuer that is not a Note Party to the Issuer or any Note Party Parent;
(h)    disposition of obsolete or worn-out equipment in the ordinary course of business; and
(i)    disposition of property or assets (other than the Bikini.com Interests) not otherwise permitted in clauses (a) through (h) above for cash in an aggregate amount not less than the fair market value of such property or assets.
“Permitted Indebtedness” means:
(a)    on or prior to the Closing Date, the Existing Loans, and thereafter, the Notes issued to Holders on the Closing Date;
(b)    any indebtedness listed on Schedule III and any Permitted Refinancing Indebtedness in respect of such Indebtedness;
(c)    Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such indebtedness;
(d)     Permitted Intercompany Investments;
(e)    indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;
(f)    indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Note Parties, so long as the amount of such indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such indebtedness is incurred and such indebtedness is outstanding only during such period;
(g)    the incurrence by any Note Party of indebtedness incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Note Party’s operations and not for speculative purposes;
(h)    indebtedness incurred in respect of credit cards, credit card processing services, debit card , stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in e, incurred in the ordinary course of business;

(i)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Note Party incurred in connection with the consummation of an acquisitions;
(j)    other Subordinated Indebtedness in an aggregate principal amount not exceeding $500,000 at any time outstanding;
(k)    indebtedness outstanding under a letter of credit facility; provided that (i) such indebtedness consists entirely of reimbursement obligations in respect of letters of credit, surety bonds and/or other similar instruments issued thereunder (and related fees and expenses); (ii) the aggregate principal amount of such indebtedness (which shall be equal to the face amount of the letters of credit, surety bonds and/or other similar instruments issued thereunder) does not exceed $11,000,000; and (iii) such indebtedness is unsecured, other than with respect to Liens on cash collateral to the extent permitted by clause (p) of the definition of “Permitted Liens”; and
(l)    inventory financing incurred by the Issuer in the ordinary course of the Issuer’s business and consistent with the Issuer’s past practices; provided that the aggregate amount outstanding at any time with respect to such financing shall not exceed $1,000,000.
“Permitted Intercompany Investments” means investments made by (a) a Note Party to or in another Note Party, (b) a subsidiary or Issuer that is not a Note Party to or in another subsidiary of Issuer that is not a Note Party, (c) subsidiary of Issuer that is not a Note Party to or in a Note Party and (d) a Note Party to or in a subsidiary of Issuer that is not a Note Party so long as (i) the aggregate amount of all such investments outstanding at any time made by the Note Parties to or in subsidiaries of Issuer that are not Note Parties does not exceed $350,000.
“Permitted Investments” means:
(a)    investments in cash and cash equivalents;
(b)    investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(c)    advances made in connection with purchases of goods or services in the ordinary course of business;
(d)    investments received in settlement of amounts due to any Note Party or any of its subsidiaries effected in the ordinary course of business or owing to any Note Party or any of its subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Note Party or its subsidiaries;
(e)    investments existing on the date hereof, as set forth on Schedule IV hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof; and
(f)    Permitted Intercompany Investments.
“Permitted Liens” means:
(a)    Liens securing the obligations under (i) on or prior to the Closing Date, the Existing Loans, and (ii) thereafter, the Notes issued to Holders on the Closing Date, and related documents;
(b)    Liens for taxes, assessments and governmental charges;
(c)    Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(d)    Liens described on Schedule V, provided that any such Lien shall only secure the indebtedness that it secures on the date hereof and any Permitted Refinancing Indebtedness in respect thereof;

(e)    Liens on equipment acquired by any Note Party or any of its subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property, (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof and (iii) the aggregate principal amount of all obligations secured thereby shall not exceed $250,000 at any time outstanding;
(f)    deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;
(g)    easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Note Party or any of its subsidiaries in the normal conduct of such Person’s business;
(h)    Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;
(i)    the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a capitalized lease), in each case extending only to such personal property;
(j)    non-exclusive licenses of intellectual property rights in the ordinary course of business;
(k)    judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default;
(l)    rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
(m)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;
(n)    Liens solely on any cash earnest money deposits made by any Note Party in connection with any letter of intent or purchase agreement with respect to an acquisition; and
(p)    Liens on cash collateral securing Indebtedness outstanding a letter of credit facility; provided, that the aggregate amount of such cash collateral does not exceed, 1 any time, 105% of the face amount of the letters of credit, surety bonds and/or other similar instruments outstanding under such letter of credit facility at such time; and
(q)    Liens securing inventory financing incurred by the Issuer in the ordinary course of the Issuer’s business and consistent with the Issuer’s past practices; provided that such Liens shall be limited solely to the Inventory financed by such specific financing and the direct cash proceeds thereof and shall not be granted or attached to any other assets of the Issuer and such financing shall be recourse solely to such Inventory and proceeds and shall otherwise be non-recourse to the Issuer and its assets; and provided further that the aggregate amount outstanding at any time with respect to such financing shall not exceed $1,000,000.
    Notwithstanding anything herein to the contrary, the Issuer and the Note Parties shall not permit to exist any Liens on (i) the equity of Remark SPV held by Holdco SPV or (ii) the Bikini.com Interests other than the Liens securing the Guaranteed Obligations and any such other Liens shall not constitute Permitted Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, indebtedness incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such indebtedness is incurred within 20 days after such acquisition, (b) such indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such indebtedness shall not exceed $250,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of indebtedness so long as:
(a)    after giving effect to such extension, refinancing or modification, the amount of such indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);
(b)    such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the indebtedness so extended, refinanced or modified;
(c)    such extension, refinancing or modification is pursuant to terms that are materially not less favorable to the Note Parties than the terms of the indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and
(d)    the indebtedness that is extended, refinanced or modified is not recourse to any Note Party or any of its subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the indebtedness that was refinanced, renewed, or extended.
“Permitted Restricted Payments” means payments made by:
(a)    any subsidiary of any Note Party to such Note Party; and
(b)     the Issuer to pay dividends in the form of common Equity Interests.
“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or governmental authority.
“Register” and “Registrar” have the meanings specified in Section 19(b).
“Required Holders” means, (i) at any time on or prior to the Closing Date, Mudrick Capital Management, LP and (ii) at any time after the Closing Date, the holders of at least 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer or any of its Affiliates); provided, however, that for so long as each Person (other than the Issuer or any of its Affiliates) in whose name a Note is registered as set forth in the Register is Mudrick Capital Management, LP or a managed fund or account of Mudrick Capital Management, LP, the “Required Holders” shall be deemed to be Mudrick Capital Management, LP.
“Responsible Officer” means of any Person shall mean any director, executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, or any other duly authorized employee or signatory of such Person.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Subordinated Indebtedness” means unsecured indebtedness of any Note Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Required Holders; provided that such unsecured indebtedness shall (a) be expressly subordinated in right of payment to all indebtedness of such Note Party under the Loan, (b) require that the interest payable thereunder be paid in kind and (c) be subject to a subordination agreement, in form and substance reasonably satisfactory to the Required Holders.
“Tax” means any tax, levy, impost, duty, charge or assessment of any nature (including interest, penalties and additions thereto) imposed by any governmental taxing authority.
[Signature Page to Follow]

IN WITNESS WHEREOF, each Note Party has caused this Agreement to be duly executed as of the date set forth above.

REMARK HOLDINGS, INC., as Borrower
By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Chief Executive Officer

BIKINI.COM, LLC, as a Guarantor
By:	Remark SPV Holdco LLC, its Sole Member

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	President

REMARK HOLDINGS SPV, INC., as a Guarantor
By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	President

REMARK AI, LLC, as a Guarantor
By:	Remark Holdings, Inc., its Manager

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Chief Executive Officer

RAAD PRODUCTIONS, LLC,, as a Guarantor
By:	Remark Holdings, Inc., its Sole Member

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Chief Executive Officer

RAAD PROMOTIONS, LLC, as a Guarantor
By:	RAAD Productions, LLC, its Sole Member

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Authorized Person

REMARK SPV HOLDCO LLC, as a Guarantor
By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	President

TMI TRUST COMPANY, as Note Agent
By:	/s/ Dennis D. Gillespie
Name:	Dennis D. Gillespie
Title:	President

The foregoing Note Purchase Agreement
is hereby confirmed and accepted
as of the date first above written.
MUDRICK CAPITAL MANAGEMENT, LP
On behalf of its affiliated funds and managed accounts
that are contemplated to purchase the Notes hereunder, and not in its individual capacity

By:	/s/ Glenn Springer
Name:	Glenn Springer
Title:	Chief Financial Officer

SCHEDULE I-A

Principal Amount of Holder Commitments to Purchase Notes

Holder	Commitment	Applicable Percentage
MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II, L.P.	$5,655,664.12	34.68%
MUDRICK STRESSED CREDIT MASTER FUND, L.P.	$3,471,124.00	21.29%
MUDRICK DISTRESSED OPPORTUNITY SIF MASTER FUND, L.P.	$1,126,168.08	6.91%
MUDRICK DISTRESSED OPPORTUNITY 2020 DISLOCATION FUND, L.P.	$1,469,906.89	9.01%
MERCER QIF FUND PLC	$1,650,177.39	10.12%
BOSTON PATRIOT NEWBURY ST LLC	$2,350,139.19	14.41%
MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II SC, L.P	$583,995.84	3.58%
TOTAL:	$16,307,175.50	100.00%

SCHEDULE I-B

Principal Amount of Existing Loans to be Cancelled

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II, L.P.	$5,000,604.07
MUDRICK STRESSED CREDIT MASTER FUND, L.P.	$3,069,085.51
MUDRICK DISTRESSED OPPORTUNITY SIF MASTER FUND, L.P.	$995,731.11
MUDRICK DISTRESSED OPPORTUNITY 2020 DISLOCATION FUND, L.P.	$1,299,656.78
MERCER QIF FUND PLC	$1,459,047.70
BOSTON PATRIOT NEWBURY ST LLC	$2,077,937.32
MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II SC, L.P	$516,355.25
TOTAL:	$14,418,417.73

0001

Annex A

FORM OF CONFIRMATION OF REGISTRATION

CONFIRMATION OF REGISTRATION
Date: ____________
[Holder]
[ADDRESS]
Attention: [●]
Email: [●]

Re: Confirmation of Registration
Reference is hereby made to the Note Purchase Agreement dated as of [●], 2023 between Remark Holdings, Inc., as Issuer, each subsidiary of Issuer listed on the signature pages thereto or that after the date thereof delivers such a signature page, as Guarantors, and TMI Trust Company, as Note Agent (as the same may be supplemented or amended from time to time in accordance with its terms, the “Note Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given them in the Note Purchase Agreement. This Confirmation of Registration is provided for informational purposes only; ownership of such uncertificated Notes shall be determined conclusively by the Register. To the extent of any conflict between this Confirmation of Registration and the Register, the Register shall control. This is not a security certificate.
We hereby confirm that the Note Agent has registered the principal amount of uncertificated Notes specified below, in the name specified below, in the Register.

Class: _________________

Principal Amount: U.S.$[__]
Registered Name: [__]
Account Name: [__]

TMI Trust Company,
as Note Agent

By: ______________________
Name:
Title:

Annex B FORM OF ISSUER ORDER ISSUER ORDER

Date: _____________

TMI Trust Company
5901 Peachtree Dunwoody Road, Suite C495
Atlanta, GA 30328
Attention: Jane Strobel

    Reference is made to the Note Purchase Agreement, dated as of [●], 2023, between Remark Holdings, Inc., as Issuer, each subsidiary of Issuer listed on the signature pages thereto or that after the date thereof delivers such a signature page, as Guarantors, and TMI Trust Company, as Note Agent (as the same may be supplemented or amended from time to time in accordance with its terms, the “Note Purchase Agreement”). Capitalized terms used but not defined herein have the respective meanings given to such terms in the Note Purchase Agreement.

[The Issuer hereby delivers this Issuer Order to the Note Agent pursuant to the Note Purchase Agreement, and directs the Note Agent to credit on the Register the account(s) specified below with the principal amount(s) of Notes specified. The Issuer certifies that the issuance of the Notes is being made in accordance with the Note Purchase Agreement and such purchase/acquisition of Notes complies with all applicable requirements of the Note Purchase Agreement.

[Class: _________________
Principal Amount: U.S.$[__]
Registered Name: [__]
Account Name: [__]
[Class: _________________
Principal Amount: U.S.$[__]
Registered Name: [__]
Account Name: [__]]1

[The Issuer hereby delivers this Issuer Order to the Note Agent pursuant to the Note Purchase Agreement, and directs the Note Agent to debit on the Register the account(s) specified below with the principal amount(s) of Notes specified. The Issuer certifies that the sale, transfer or assignment of the Notes is being made in accordance with the Note Purchase Agreement and such the sale, transfer or assignment of Notes complies with all applicable requirements of the Note Purchase Agreement.
1 Bracketed language for issuance/purchase of Notes; otherwise, delete

[Class: _________________
Principal Amount: U.S.$[__]
Registered Name: [__]
Account Name: [__]
[Class: _________________
Principal Amount: U.S.$[__]
Registered Name: [__]
Account Name: [__]]2

[remainder of page intentionally blank]
2 Bracketed language for sale/transfer of Notes; otherwise, delete

        IN WITNESS WHEREOF, the undersigned has hereunto executed this order as of date first written above.

REMARK HOLDINGS, INC.

By:
Name:
Title: